FORM 4

 (   )  Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |---------------------|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(f) of the Investment
            Company Act of 1940

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1.  Name and Address of Reporting Person

       Miller                       Bradley                      N.
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       (Last)                      (First)                    (Middle)

       c/o Net Perceptions, Inc., 7700 France Avenue South
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                                  (Street)

       Edina                        Minnesota                   55435
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

       Net Perceptions, Inc. (NETP)
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Year

       August /2000
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (  ) Director
    (  ) 10% Owner
    (X ) Officer (give title below)
    (  ) Other (specify title below)

     General Manager of Network Personalization Solutions
     ----------------------------------------------------

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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    (X ) Form filed by One Reporting Person
    (  ) Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)

    Common Stock, par value $.0001 per share
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2.  Transaction Date (Month/Day/Year)

    A.  8/29/2000
    B.  8/29/2000
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3.  Transaction Code (Instr. 8)

    A.  G;V
    B.  G;V
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

    A. Gift of 19,324 shares (D)(1)
    B. Gift of 772 shares (D)(1)
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5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)

      1,232,098
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

      100,000(D); 1,132,098(I)(2)
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

      By trust
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)

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2.  Conversion or Exercise Price of Derivative Security

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3.  Transaction Date (Month/Day/Year)

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4.  Transaction Code (Instr. 8)

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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

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6.  Date Exercisable and Expiration Date (Month/Day/Year)

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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

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8.  Price of Derivative Securities (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)

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10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
    (Instr. 4)

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:

(1) The gifts reported herein were made from the Jane Miller Revocable Trust, a revocable trust of which Mr. Miller's spouse is the beneficiary.
(2) Mr. Miller disclaims beneficial ownership of an aggregate of 676,042 shares held in three separate trusts for the benefit of his spouse and children, and the filing of this report is not an admission that he is the beneficial owner of these securities for purposes of Section 16 or for any other purpose.



  /s/ Vicki Lindsey, as attorney-in-fact                September 11, 2000
  --------------------------------------              ---------------------
   **  SIGNATURE OF REPORTING PERSON                          DATE

-----------------------------

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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